NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO

HEI, INC. COMMENCES LITIGATION AGAINST
FORMER CHAIRMAN, CEO AND PRESIDENT

MINNEAPOLIS, July 1, 2003/PRNewswire-FirstCall/ — HEI, Inc. (Nasdaq: HEII) ( www.heii.com ) today announced that it has commenced a lawsuit against Anthony J. Fant, the former Chairman of the Board, Chief Executive Officer and President and a current director of HEI, in the State of Minnesota, Hennepin County District Court, Fourth Judicial District. The complaint alleges breach of contract, conversion, breach of fiduciary duty, unjust enrichment and corporate waste resulting from, among other things, Mr. Fant’s default on his promissory note to HEI and other loans from HEI in the total amount of approximately $681,000 and certain other matters. In the lawsuit, HEI seeks recovery of all amounts owed to HEI on the promissory note and the other loans from HEI, certain expenses incurred by HEI on behalf of Mr. Fant, and litigation costs and expenses. HEI intends to pursue its claims vigorously.

HEI also announced that its Board of Directors has established a Special Committee of independent directors to address all issues related to Mr. Fant. Mack Traynor, HEI’s Chief Executive Officer and President, commented on the reason for the formation of the Special Committee: “The Board of Directors concluded that it was critical to form a Special Committee of independent directors to consider these issues, given Mr. Fant’s continued role as a director of HEI and his prior position as the Chairman of the Board, Chief Executive Officer and President.” Mr. Traynor continued: “The Special Committee consists entirely of independent directors who have been given broad authority in connection with all issues relating to Mr. Fant, including the authority to commence litigation against Mr. Fant.”

HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company’s unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com.

Microelectronics Division Advance Medical Division High Density Interconnect Division RF Identification and Smart Card Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386 4801 North 63rd Street, Boulder CO 80301 610 South Rockford Drive, Tempe, AZ 85281 1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including, but not limited to, the merits or success of litigation, the likelihood of success in the litigation or the effect of litigation on HEI’s financial results, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including without limitation, the ability of HEI to succeed on the merits of litigation, to continue to satisfy the financial and other covenants and requirements set forth in its banking agreements, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.